 Exhibit 10.2

Executive Special Performance Bonus Plan

Purpose

The purpose of the MOCON Executive Special Performance Bonus Plan (the “Special Performance Plan” or “Plan”) is to provide an incentive to executive officers of MOCON to attain certain company-related performance goals in addition to the profitability, revenue growth and objectives goals covered under MOCON’s Incentive Pay Plan.

Administration

The Special Performance Plan will be administered by the Board of Directors or by a committee of the Board of Directors. “Committee” refers to the Board of Directors or such committee. The Committee has sole discretionary authority to interpret the provisions of the Plan and make all determinations necessary or advisable for the administration of the Plan.

Plan Year

The Special Performance Plan will be effective for any calendar year for which the Committee determines to have the Plan apply.

Eligibility

Participants in the Special Performance Plan will be determined each year by the Committee.

Nature of Award

The incentives earned under the Plan, if any, are paid in the form of an extra week of paid vacation and an all-expense paid trip for the participant and members of his or her family up to an amount specified by the Committee, which amount may differ by participant.

Timing of Payment

Except as expressly provided below with respect to certain payments made following a Change in Control, the incentives earned under the Plan will be paid in the calendar year following the Plan year for which the incentive was earned.

Plan Metrics

The Committee will set the goals under the Plan each year, which may be financial or non-financial in nature. The Committee has the sole discretion in determining each year whether or not the goals have been achieved.

Effect of Change in Employment Status

1.

If a participant’s employment with MOCON (including any subsidiary of MOCON) is terminated for any reason before the last day of the Plan year and no Change in Control took place during such year prior to the termination, a participant will NOT be eligible to receive any award under the Plan for that year. The Committee will have discretion to make exceptions for a Participant’s death or termination caused by disability.

2.

If a participant’s employment with MOCON (including any subsidiary of MOCON) is terminated for any reason before the last day of the Plan year and after a Change in Control that took place during such year, a participant will be paid a pro-rated amount of his or her Award Value based on the date of such termination. “Award Value” means, for any participant, the dollar amount equal to the amount of expenses that would be covered for that participant’s trip plus the dollar value of one week’s salary for that participant. If the Change in Control is a “change in control event” under Section 409A of the Internal Revenue Code, payment will be made within two weeks of the date the Plan was discontinued, otherwise, payment will be made in the calendar year following the Plan year in which the Change in Control occurred, and no later than January 31st of such year.

3.

If employment with MOCON is terminated for any reason after the last day of the Plan year (regardless of whether a Change in Control occurred during the Plan year) and the Committee determines the participant achieved his or her goals for that year, the participant will receive the Award Value for that year.

Notwithstanding paragraphs (2) and (3) above, if a participant voluntarily terminates his or her employment (other than for “good reason” in the case of a participant that has in place with MOCON a severance agreement or other similar agreement that defines “good reason”) prior to the date of a payment otherwise payable under either of such paragraphs, then such participant will not receive such payment.

Effects of Change in Control

“Change in Control” has the same meaning as set forth in the MOCON 2015 Equity Incentive Plan. If a Change in Control occurs and then the Plan is discontinued during the same year in which the Change in Control occurred, each participant will be deemed to have achieved all of his or her goals for that year, and each participant will be paid a pro-rated amount of his or her Award Value based on the date that the Plan was discontinued (e.g., if the Plan is discontinued on August 31, all payouts will be 8/12 of the Award Value) and, if the Change in Control is a “change in control event” under Section 409A of the Internal Revenue Code, payment will be made within two weeks of the date the Plan was discontinued, otherwise, payment will be made in the calendar year following the Plan year in which the Change in Control occurred, and no later than January 31st of such year.

In addition to the foregoing paragraph, if the Change in Control occurs after the completion of a Plan year but prior to the date any amounts that have been earned under the terms of the Plan for the completed Plan year have been paid, all participants will be paid all such earned amounts for the completed Plan year in accordance with the terms of the Plan. If the Committee makes a determination prior to the Change in Control as to whether a participant has achieved his or her goals, such determination will be binding on the Company.

Notwithstanding the foregoing two paragraphs, if a participant voluntarily terminates his or her employment (other than for “good reason” in the case of a participant that has in place with MOCON a severance agreement or other similar agreement that defines “good reason”) prior to the date of a payment otherwise payable under either of such paragraphs, then such participant will not receive such payment.

For greater certainty, to the extent a participant’s employment terminates after the discontinuance of a Plan following a Change in Control, the provisions of the “Effects of Change in Control” provisions supersede the “Effect of Change in Employment Status” provisions that might otherwise apply with respect to such terminated participant.

No Right to Employment

This Plan shall not provide any employee of MOCON with any rights to continued employment, or any rights to notice or other procedure for employment termination or rights to any other benefit not explicitly stated in the Plan.

Amendment and Termination

MOCON shall reserve the right to amend or terminate this Plan, in whole or in part, at any time and from time to time; provided, however that (1) any termination of the Plan following a Change in Control will require MOCON to make the payments described under “Effects of Change in Control” above, and (2) no amendment or modification may be made to the Plan following a Change in Control during the year in which the Change in Control occurred if such amendment or modification adversely affects the participants in the Plan for that year without the consent of each adversely affected participant.

No Acquired Rights or Entitlements/Plan Amendment or Termination

Except as expressly provided for under Effects of Change in Control, the Plan shall not entitle participants to any future compensation. The Plan is not an element of the employees’ base salary or base compensation and shall not be considered as part of such in the event of severance, redundancy, or resignation. MOCON has no obligation to continue the Plan from year to year. Except as expressly provided for under Effects of Change in Control, MOCON assumes no obligation to the participant under the Plan with respect to any doctrine or principle of acquired rights or similar concept.

Unfunded Plan/No Alienation

All payments to be made hereunder will be paid from the general funds of MOCON and no special or separate fund will be established and no segregation of assets will be made to assure payment of such amounts. A participant’s right to a payment under the Plan may not be assigned, transferred, pledged or encumbered, whether voluntarily or involuntarily, except by will or by the laws of descent and distribution.

Code Section 409A

MOCON intends that payments made under this Plan will comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”), and the Plan will be interpreted and administered in a manner consistent with such intent.